Exhibit 10.29

[ON COTHERIX, INC. LETTERHEAD]

Delivered via Federal Express and Email

February 24, 2006

Abhay Joshi, Ph.D.

8 Twin Branch

Irvine, CA 92620

(714) 544-0729

Dear Abhay:

CoTherix, Inc. (the “Company”) is pleased to offer you employment on the following terms:

1. Position. Your initial title will be Executive Vice President and Chief Technical Officer, and you will initially report to Donald Santel, Chief Executive Officer. This is a full-time exempt position. By signing this letter agreement, you confirm to the Company that you have no contractual commitments or other legal obligations that would prohibit you from performing your duties for the Company.

2. Cash Compensation. Subject to adjustment pursuant to the Company’s employment compensation policies as in effect and revised from time to time:

•	You will be paid at an annualized rate of $275,000 per year, payable in accordance with the Company’s standard payroll schedule, which is currently semi-monthly.

•	In addition, you would be eligible to participate in the Company’s bonus program. As currently structured, the bonus program would provide that your target bonus level would be up to thirty-five percent (35%) of your salary earned in 2006 subject to your continued eligibility to participate in the program. The bonus, if any, would be subject to objective and subjective criteria established by the Company, including Company and individual performance. The bonus, if any, for any calendar year would be paid after the Company’s books for that year have been closed and would be paid only if you are employed by the Company at the time of payment.

Abhay Joshi

February 24, 2006

3. Additional Bonuses.

•	You will be eligible to receive a $40,000 sign-on bonus (“Sign-On Bonus”) payable within 30 days of your first date of full-time employment with the Company (“Employment Commencement Date”).

•	In addition, you would be eligible to receive a one-time bonus for [* * *] (“[* * *] Bonus”). If the [* * *] is on or before [* * *], the amount of the [* * *] will be $50,000. If the [* * *] is on or after [* * *] but no later than [* * *], the amount of the
[* * *] will be $25,000. No [* * *] would be payable if the [* * *] is later than [* * *]. The [* * *], if any, would be paid within thirty (30) days of the [* * *], only if you are employed by the Company at the time of payment.

4. Expenses Related to Relocating to the San Francisco Bay Area. You agree that you will permanently move to the San Francisco Bay Area within six (6) months following your Employment Commencement Date. In order to assist you in your relocation, the Company will do the following:

•	Pay up to $4,000 per month to rent temporary housing for you in the San Francisco Bay Area, which housing shall be identified and selected by you, for up to eight (8) months after your Employment Commencement Date (“Rental Expense”). During your first month of employment, the Company will also reimburse rental car expenses as part of the $4,000 per month Rental Expense. The Company will pay the temporary housing Rental Expense on a monthly basis to your landlord as provided in your rental agreement, a copy of which you agree to provide to the Company. If prior to the end of the eight-month period (a) you complete the sale of your home in Irvine, California, (b) you purchase a home in the San Francisco Bay Area, or (c) your employment with the Company ends for any or no reason, the Company’s obligation to pay the Rental Expense shall terminate and, at the Company’s option, shall be pro-rated for the applicable month.

•	Reimburse you for reasonable travel expenses for up to six (6) months after your Employment Commencement date for visits between you and your family between the San Francisco Bay Area and Irvine consistent with the Company’s travel policy or as otherwise pre-approved (“Travel Expenses”).

•	Reimburse you or pay on your behalf up to $30,000 for the move and temporary storage of your household items from Irvine to the San Francisco Bay Area (“Moving Expenses”). The Company will, at your option, either (i) reimburse you, in accordance with the Company’s reimbursement policy and systems, for amounts paid to a licensed moving company, or (ii) pay the Moving Expenses directly to a licensed moving company within thirty (30) days after being invoiced for services performed, or on such other terms as may be agreed between the Company and the licensed moving company.

Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission.

Abhay Joshi

February 24, 2006

•	Reimburse to you an after-tax amount not to exceed $110,000 in the aggregate for your documented real estate commission paid by you to a broker and other seller-based closing costs for the sale of your home in Irvine occurring within twelve (12) months after your Employment Commencement Date and your documented closing expenses, related to your purchase of a home in the San Francisco Bay Area occurring within twelve (12) months after your Employment Commencement Date (“Real Estate Reimbursement”). The Company will reimburse you for amounts pursuant to the Real Estate Reimbursement in accordance with the Company’s reimbursement policy and systems.

5. Bonus & Relocation Repayment. In the event that you resign from employment with the Company for any reason or are terminated by the Company for Cause (as defined in this Section) within eighteen (18) months after your Employment Commencement Date, you agree that you will repay to the Company all amounts paid to you or on your behalf (“Repayment Amount”) pursuant to Sections 3 and 4, including any applicable Sign-On Bonus, [* * *] Bonus, Rental Expense, Travel Expenses, Moving Expenses, and Real Estate Reimbursement. However, if you are subject to an Involuntary Termination (as defined in this Section) that occurs within twelve (12) months after a Change in Control (as defined in this Section) and within eighteen (18) months after your Employment Commencement Date, you would not be required to repay to the Company the Repayment Amount. Any Repayment Amount must be paid within thirty (30) days after your last date of employment with the Company. You agree that the Company may make any deduction necessary from your last paycheck(s) to satisfy these repayment obligations to the Company and you hereby (a) consent to any such deduction and any other action that may be taken by the Company and as permitted by law, and (b) agree that you will sign any additional agreement or document that the Company deems necessary with respect to making this deduction or otherwise enforcing its right to receive the Repayment Amount.

For all purposes under this letter agreement (except as otherwise specified), the following terms as used in this Section 5 shall have the meanings ascribed to them below:

“Involuntary Termination” means either (a) involuntary discharge by the Company for reasons other than Cause (as defined below) or (b) voluntary resignation following (i) a change in your position with the Company that materially reduces your level of authority or responsibility, (ii) a reduction in your base salary by more than ten percent (10%) or (iii) receipt of notice that your principal workplace will be relocated more than forty-five (45) miles.

“Cause” means (a) an unauthorized use or disclosure of the Company’s confidential information or trade secrets, (b) a breach of any agreement between you and the Company, (c) a failure to comply with the Company’s written policies or rules, (d) conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state

Confidential treatment has been requested as to certain portions of this agreement. Such omitted confidential information has been designated by asterisks and has been filed separately with the Securities and Exchange Commission.

Exhibit 10.29

thereof, (e) negligence or willful misconduct, (f) insubordination, (g) any repeated failure to perform assigned duties, or (h) any act or omission that would constitute legal cause. The foregoing, however, is not an exclusive list of all acts or omissions that the Company may consider as grounds for discharging you without Cause.

6. Employee Benefits. As a regular employee of the Company, you will be eligible to participate in a number of Company-sponsored benefits. Enclosed, for your reference, is a Summary of Current Employee Benefits. The Company reserves the right to modify, change, or discontinue all or part of these benefits at any time at its sole discretion.

7. Stock Option. Subject to the approval of the Company’s Board of Directors, you will be granted an option to purchase 100,000 shares of the Company’s Common Stock. The exercise price per share will be equal to the fair market value per share on the date the option is granted. The option will be subject to the terms and conditions applicable to options granted under the Company’s 2004 Equity Incentive Plan (the “Plan”), as described in the Plan and the applicable Stock Option Agreement. You will vest in twenty-five percent (25%) of the option shares after twelve (12) months of continuous service, and the balance will vest in equal monthly installments over the next thirty-six (36) months of continuous service, as described in the applicable Stock Option Agreement.

If the Company is subject to a Change in Control (as defined in the Plan) before your Service (as defined in the Plan) with the Company terminates, then your option will become exercisable with respect to fifty percent (50%) of the then unvested option Shares (as defined in the Plan). If you are subject to an Involuntary Termination (as defined in the Plan) within twelve (12) months after the Change in Control, then your option will become exercisable in full with respect to all of the option Shares.

A copy of the Plan is enclosed for your reference.

8. Severance Pay. If the Company terminates your employment for any reason other than Cause, then (a) the Company will continue to pay your base salary for a period of six (6) months following the termination of your employment; and (b) to the extent that you are eligible for COBRA coverage and elect COBRA coverage, the Company will pay your COBRA premiums until the earlier of (i) six (6) months following the termination of your employment or (ii) such time as you secure alternative employment providing health care benefits. With respect to the foregoing, your base salary will be paid at the rate in effect at the time of the termination of your employment and in accordance with the Company’s standard payroll procedures, and you agree to notify the Company immediately if you secure alternate employment providing health care benefits.

Notwithstanding the preceding paragraph, no amounts will be paid under this Section 8 unless you (a) sign a general release (in a form prescribed by the Company) of all known and unknown claims that you may then have against the Company or persons affiliated with the Company; (b) have returned all Company property and (c) agree in writing not to compete or assist any other person or entity in competing or preparing to compete against the Company for at least two (2) years after the termination of your employment.

Abhay Joshi

February 24, 2006

9. Proprietary Information and Inventions Agreement. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Proprietary Information and Inventions Agreement, a copy of which is enclosed.

10. Insider Trading Policy and Certification. Like all Company employees, you will be required, as a condition of your employment with the Company, to sign the Company’s standard Insider Trading Policy and Certification, a copy of which is enclosed.

11. Proof of Authorization to Work in the United States. As required by law, your employment with the Company is contingent upon your providing legal proof of your identity and authorization to work in the United States. Enclosed, for your reference, is the I-9 document that you will be required to complete on your first day of employment. Please refer to this document and bring the correct identification with you. Failure to provide proper identification may delay placement on payroll and ultimately result in mandatory termination.

12. Employment Relationship. Employment with the Company is for no specific period of time. Your employment with the Company will be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause. Although your job duties, title, compensation and benefits, as well as the Company’s personnel policies and procedures, may change from time to time, the “at will” nature of your employment may only be changed in an express written agreement signed by you and the Chief Financial Officer or the Chief Executive Officer of the Company.

13. Outside Activities. While you render services to the Company, you agree that you will not engage in any other employment, consulting or other business activity without the prior written consent of the Company. While you render services to the Company you also will not assist any person or entity in competing with the Company or in preparing to compete with the Company. In addition, while you render services to the Company and for one (1) year thereafter, you will not engage in, and will not assist any person or entity in, soliciting, recruiting, or hiring away from the Company any employees or consultants of the Company.

14. Withholding Taxes. All forms of compensation referred to in this letter agreement are subject to reduction to reflect applicable withholding and payroll taxes and other deductions required by law.

15. Arbitration. You and the Company agree to waive any rights to a trial before a judge or jury and agree to arbitrate before a neutral arbitrator any and all claims or disputes arising out of this letter agreement and any and all claims arising from or relating to your employment with the Company, including (but not limited to) claims against any current or former employee, director or agent of the Company, claims of wrongful termination, retaliation, discrimination, harassment, breach of contract, breach of the covenant of good faith and fair

Abhay Joshi

February 24, 2006

dealing, defamation, invasion of privacy, fraud, misrepresentation, constructive discharge or failure to provide a leave of absence, or claims regarding commissions, stock options or bonuses, infliction of emotional distress or unfair business practices.

The arbitrator’s decision must be written and must include the findings of fact and law that support the decision. The arbitrator’s decision will be final and binding on both parties, except to the extent applicable law allows for judicial review of arbitration awards. The arbitrator may award any remedies that would otherwise be available to the parties if they were to bring the dispute in court. The arbitration will be conducted in accordance with the National Rules for the Resolution of Employment Disputes of the American Arbitration Association; provided, however that the arbitrator must allow the discovery authorized by the California Arbitration Act or the discovery that the arbitrator deems necessary for the parties to vindicate their respective claims or defenses. The arbitration will take place in San Mateo County or, at your option, the county in which you primarily worked with the Company at the time when the arbitrable dispute or claim first arose.

You and the Company will share the costs of arbitration equally, except that the Company will bear the cost of the arbitrator’s fee and any other type of expense or cost that you would not be required to bear if you were to bring the dispute or claim in court. Both the Company and you will be responsible for their own attorneys’ fees, and the arbitrator may not award attorneys’ fees unless a statute or contract at issue specifically authorizes such an award.

The foregoing notwithstanding, this arbitration provision does not apply to workers’ compensation or unemployment insurance claims.

If an arbitrator or court of competent jurisdiction (the “Neutral”) determines that any provision of this arbitration provision is illegal or unenforceable, then the Neutral shall modify or replace the language of this arbitration provision with a valid and enforceable provision, but only to the minimum extent necessary to render this arbitration provision legal and enforceable.

16. Entire Agreement. This letter agreement supersedes and replaces any prior agreements, representations or understandings, whether written, oral or implied, between you and the Company.

*****

Continued on next page.

Abhay Joshi

February 24, 2006

We hope that you will accept our offer to join the Company. This offer is contingent upon your acceptance by March 8, 2006 and upon your starting work with the Company on or before April 10, 2006.

Please call Don Santel at 650-808-6502 with any questions. Please indicate your acceptance of this offer by signing both copies of this offer letter and returning one original to me in the enclosed self-addressed stamped envelope. The other original of the offer letter is for your files.

In addition, please fax your acceptance to our confidential fax machine. The facsimile number is 650-808-6897. Please, also sign the two copies of the Proprietary Information and Inventions Agreement and the Insider Trading Policy and return one of each with the offer letter in the enclosed self-addressed stamped envelope.

I await a positive response and anticipate the valuable contribution that you will make to CoTherix.

Very truly yours,

COTHERIX, INC.

By:	/s/ CHRISTINE GRAY-SMITH
Christine Gray-Smith
Executive Vice President and
Chief Financial Officer

I have read, and accept and agree to, this letter agreement:

/s/ Abhay Joshi
Signature of Abhay Joshi

Start Date:	April 10, 2006

Dated:	March 7, 2006

Enclosures:

Proprietary Information and Inventions Agreement

Insider Trading Policy

I-9

2004 Equity Incentive Plan

Summary of Current Employee Benefits

Self-addressed return envelope